Exhibit 10.9

ZS PHARMA, INC.

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between ZS Pharma, Inc., a Delaware corporation (“ZS Pharma”), and the undersigned employee (“Employee”). In consideration of the premises and the following mutual terms and conditions, ZS Pharma and Employee agree as follows:

1. Employment At Will. Employee is employed by ZS Pharma as an employee at will. Nothing in ZS Pharma’s policies is intended to create a promise or representation of continued employment or employment for a fixed period of time. Similarly, no wage increase, promotion, length of service, oral promise by any person, or any other aspect of the employment relationship that may arise shall change the ability of either ZS Pharma or Employee to terminate the employment relationship at will.

2. Title, Duties and Compensation.

(a) Title. Employee shall initially have the title of              of ZS Pharma. Such title may be changed from time to time by ZS Pharma.

(b) Duties. Employee shall perform and discharge well and faithfully for ZS Pharma Employee’s duties and responsibilities as an employee of ZS Pharma, including such management activities as are assigned to Employee from time to time in connection with the business of ZS Pharma and its Affiliates. Employee shall perform his or her duties at all times as directed. Employee shall commit all or substantially all of Employee’s business time, energies, attention and skill on a full-time basis to the business and operations of ZS Pharma and its Affiliates.

(c) Compensation. As full compensation for all services to be rendered by Employee to ZS Pharma, Employee shall receive the following compensation and benefits:

(1) Base Salary. Employee shall receive cash compensation in the amount of $             per pay period $             if annualized), which shall be paid to Employee in regular intervals in accordance with ZS Pharma’s customary payroll schedules for salaried employees (“Base Salary”). The Base Salary payable to Employee may be increased by the Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion.

(2) Annual Bonus. With respect to each fiscal year that ends during the Term, Employee shall be eligible to receive an annual cash bonus opportunity equal to an amount up to thirty percent of Employee’s annualized Base Salary (“Annual Bonus”), based upon individual and ZS Pharma annual performance targets (“Performance Targets”) established by mutual agreement of Employee and the Board of Directors (taking into account the recommendation of the Compensation Committee); provided, that if Employee and the Board of Directors cannot mutually agree on the Performance Targets for any fiscal year, the Performance Targets for such fiscal year shall be as determined by the Board of Directors in its sole discretion. The amount of the Annual Bonus, if any, shall be based upon Employee’s and ZS Pharma’s attainment of the Performance Targets as determined by the Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion. If target Performance Target levels are not attained with respect to a given year, the Annual Bonus shall be payable with respect to such year in an amount, if any, as determined by the Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion. Each such Annual Bonus shall be payable on such date as is determined by the Board of Directors in its sole discretion, but in any event on or prior to March 15 immediately following the fiscal year with respect to which such Annual Bonus relates. Notwithstanding any other provision of this Section 2, a bonus shall be payable with respect to a fiscal year if the Employee earns such bonus and is employed by ZS Pharma on December 31 of the applicable fiscal year, whether or not the Employee remains employed with ZS Pharma on the applicable bonus payment date.

(3) Stock Options. Subject to the stockholder approval of the increase in the number of shares of Common Stock authorized for issuance under the Company’s 2008 Stock Incentive Plan, as amended, employee shall be granted options to purchase              shares of ZS Pharma’s common stock (the “Stock Options”) pursuant to the Stock Option Plan. The exercise price of the Stock Options will be equal to the fair market value of the common stock on the date of the grant. At the end of the first 12-month period following the Effective Date, 25% of the Stock Options shall vest and may be exercised. The remaining 75% of the Stock Options shall vest and may be exercised in equal monthly installments over the 12-month to 48-month period following the Effective Date. Upon the occurrence of a Liquidity Event, the Stock Options will become fully vested and exercisable.

(4) Welfare and Fringe Benefits. Employee shall be entitled to participate in, and ZS Pharma will reimburse Employee for the premiums, expenses and charges (if any) for Employee’s share of, any medical, dental, vision and term life benefits available from time to time to other officers of ZS Pharma under the terms and conditions of such plans or programs. ZS Pharma shall make those reimbursement payments to Employee during the term of his or her employment and within thirty (30) days after receiving Employee’s statement for such premiums, expenses and charges, along with reasonable supporting documentation.

(5) Vacation. Employee shall receive twenty days of paid time off per year (“Vacation”), to be taken at such times and intervals as shall be mutually determined by Employee and ZS Pharma. At the end of each year, any unused Vacation shall be forfeited.

3. Termination.

(a) Termination by ZS Pharma or Employee. Except as provided in Section 7, Employee may terminate his or her employment voluntarily at any time, with or without Good Reason, and ZS Pharma may terminate Employee’s employment at any time, with or without Cause. In the event that Employee or ZS Pharma terminates the employment relationship, the party initiating the termination shall provide the other party with Notice of Termination.

(b) Termination upon Death. If Employee dies at a time when Employee is employed by ZS Pharma, both this Agreement and Employee’s employment shall terminate as of the date of Employee’s death.

(c) Termination upon Disability. If Employee becomes physically or mentally Disabled, whether totally or partially, during Employee’s employment, ZS Pharma, by written notice to Employee, may terminate Employee’s employment, in which event this Agreement shall terminate ten (10) days after the date upon which ZS Pharma shall have given notice to Employee of its intention to terminate Employee’s employment because of Disability.

4. Compensation Upon Termination.

(a) By ZS Pharma Without Cause Or By Employee With Good Reason. If Employee’s employment is terminated by ZS Pharma without Cause or by Employee for Good Reason, ZS Pharma will provide compensation and benefits to Employee on the following terms:

(1) Base Salary. As soon as practicable (or otherwise as required by law) following the Termination Date, ZS Pharma will pay Employee’s Base Salary earned through the Termination Date at the rate in effect on the date Notice of Termination is given.

(2) Severance Pay. As soon as practicable, but no later than ten days following the Termination Date, ZS Pharma will provide Employee with a release of claims in a form satisfactory to ZS Pharma. On the first business day following the expiration of the seventy-five day period following the occurrence of the Termination Date, so long as Employee has timely executed and returned the release of claims without revocation, ZS Pharma will provide a lump sum payment of severance pay to Employee in an amount equal to twelve months of Employee’s Base Salary at the rate in effect on the date Notice of Termination is given (the “Severance Pay”).

(3) Welfare and Fringe Benefits. At the time of payment of the Severance Pay and subject to Employee’s execution and return of the release described above, ZS Pharma will also pay Employee, in lieu of the level of coverage for Employee and his or her dependents under ZS Pharma’s welfare and fringe benefit plans that applied during the period of active employment, an amount equal to the product of (i) twenty-four times (ii) the amount that was paid by, allocated to, or otherwise attributed to ZS Pharma as its employer premium contribution with respect to Employee and his or her dependents, if any, under ZS Pharma’s welfare and fringe benefit plans during the month immediately preceding the month in which Employee’s termination occurred.

(4) Stock Option Plan.

(i) Stock Options. As of the Termination Date on which Employee is terminated by ZS Pharma without Cause or his or her employment is terminated by Employee with Good Reason, Employee’s Stock Options awarded under the Stock Option Plan will become fully vested and exercisable, and, for the avoidance of doubt, any employment termination by Employee with Good Reason will be deemed a termination by ZS Pharma without cause under the terms of the Stock Option Plan.

(ii) Amendment of Option Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of Employee’s Option Agreements, Employee and ZS Pharma hereby amend those Option Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Option Agreements.

(b) Upon Other Termination of Employment. If Employee’s employment is terminated by ZS Pharma for Cause, by Employee without Good Reason, or because of death or Disability, ZS Pharma will pay Employee’s Base Salary earned through his or her last day of employment and provide benefits under the Stock Option Plan and welfare and fringe benefit plans in accordance with the respective terms of those plans.

5. Confidentiality; Restrictive Covenants.

(a) Confidentiality.

(1) Confidential Information. Employee recognizes and acknowledges that the Confidential Information, as it may exist from time to time, is a valuable, special, and unique asset of ZS Pharma, the knowledge and use of which provides ZS Pharma with a competitive advantage over its competitors. Employee desires to obtain ZS Pharma’s Confidential Information to aid in the effective performance of the Employee’s duties as an employee of ZS Pharma. Accordingly, from the Effective Date, and until the tenth (10th) anniversary of such date or during the period during which Employee is employed by ZS Pharma, Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for Employee’s own personal benefit or for the benefit of anyone else, any Confidential Information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) belonging to or concerning ZS Pharma or its affiliates, agents, or employees, or any of its development or commercial partners, customers, distributors, licensees, suppliers, or others with whom ZS Pharma, or its affiliates, agents, or employees, now or hereafter have a business relationship, except (a) with the prior written consent of an authorized representative of ZS Pharma. Employee acknowledges that the unauthorized use or disclosure of Confidential Information would be detrimental to ZS Pharma and would reasonably be anticipated to materially impair ZS Pharma’s value.

(2) Non-Disclosure of Third Party Confidential Information. Employee will not, during the course of Employee’s employment with ZS Pharma, breach any other agreement obligating Employee to keep in confidence any Confidential Information acquired by Employee in confidence or in trust prior to beginning employment with ZS Pharma. Employee further will not disclose to ZS Pharma or any of its affiliates, agents, or employees, or induce ZS Pharma or any of its affiliates, agents, or employees to use in any unauthorized manner, any Confidential Information belonging to any third party acquired by Employee in confidence or in confidence or in trust from such third party. Employee represents that Employee either (a) is under no contractual obligation to a third party due to having executed a restrictive covenant or confidentiality or non-competition agreement, or (b) has provided ZS Pharma with a copy of any such covenant or agreement for review by ZS Pharma prior to beginning employment with ZS Pharma, which copy is attached to this Agreement as Exhibit A.

(3) Return of Confidential Information and Other Documents. Employee agrees to promptly deliver to ZS Pharma, upon termination of Employee’s employment with ZS Pharma, or at any other time when ZS Pharma so requests, all Confidential Information and any derivations, summaries, memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) in any way relating to the business or affairs of ZS Pharma or any of its development or commercial partners, customers, distributors, licensees, or suppliers, whether made or compiled by Employee or furnished to Employee by ZS Pharma or any of its affiliates, agents, employees, consultants, customers, development or commercial partners, distributors, licensees, or suppliers, that Employee has received or generated. Employee confirms that all such derivations, summaries, memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) constitute the exclusive property of ZS Pharma.

(4) Subpoena or Court Order. In the event Employee becomes aware of any proceeding that might result in becoming legally compelled (by deposition, interrogatory, request for documents, subpoena, court order, or similar process) to disclose any Confidential Information, Employee shall promptly notify ZS Pharma of such proceeding so that ZS Pharma may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement with respect to such Confidential Information. In the event that Employee becomes legally compelled to disclose any Confidential Information and such protective order or other remedy is not obtained, or that ZS Pharma waives compliance with the provisions hereof, Employee agrees to disclose only that portion of the Confidential Information that Employee is legally required to disclose.

(b) Non-Competition and Non-Solicitation.

(1) During the time which Employee is employed by ZS Pharma (the “Employment Period”) and for a period of one (1) year thereafter, Employee shall not, directly or indirectly: (i) own, engage in, conduct, manage, operate, participate in, be employed by, be connected in any manner whatsoever with, or render services or advice to (whether for compensation or without compensation), any other person or business entity which, in the judgment of ZS Pharma, directly or indirectly competes with the Business of ZS Pharma, or (ii) recruit or otherwise solicit or induce any employee of ZS Pharma to terminate his or her engagement with, or otherwise cease his or her relationship with, ZS Pharma in order to join any person or entity which, in the sole judgment of ZS Pharma, competes with the Business of ZS Pharma.

(2) The obligations set forth in paragraphs 5(b)(1) above shall not restrict Employee’s right to invest in the securities (not to exceed 1% of the outstanding securities of any class) of any publicly-held corporation in the management of which Employee does not participate.

(3) The restrictions set forth in paragraphs 5(b)(1) are considered by the parties to this Agreement to be reasonable for the purposes of protecting the Business of ZS Pharma. However, if any such restriction is found by any court of competent jurisdiction to be unfair because it extends for too long a period of time or over too great a range of activities or in too broad of a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area to which it may be enforceable.

(c) Intellectual Property.

(1) Employee shall promptly disclose to ZS Pharma all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, derivative works, and improvements, whether or not patentable or copyrightable (all of the foregoing being hereinafter collectively called “Intellectual Property”), that Employee conceives, invents, discovers, creates, or develops, alone or with others, during the period of Employee’s employment by ZS Pharma, if such conception, invention, discovery, creation, or development: (i) occurs in the course of Employee’s employment with ZS Pharma; (ii) occurs with the use of ZS Pharma’s or any of its affiliates’, agents’, or employees’ time, materials, or facilities; or (iii) could reasonably be considered to relate or pertain in any way to ZS Pharma’s or any of its affiliates’, agents’, or employees’ present or anticipated purposes, activities, or affairs.

(2) Employee agrees to assign and hereby irrevocably assigns to ZS Pharma, and its successors, assigns, or designees, all of Employee’s right, title, and interest in and to all Intellectual Property that Employee is obligated to disclose to ZS Pharma pursuant to Section 6(a) and Employee acknowledges and agrees that all such Intellectual Property is the exclusive property of ZS Pharma. Employee further acknowledges and agrees that any and all works of authorship including, without limitation, copyrights in any creation, modification, or enhancement of any software or computer program, produced in the course of Employee’s work for or employment by ZS Pharma, solely or with others, are works made for hire and constitute the sole property of ZS Pharma. Employee agrees to assign and hereby irrevocably assigns to ZS Pharma, and its successors, assigns or designees, all of Employee’s right, title, and interest in and to such works of authorship. Employee hereby irrevocably relinquishes and forever waives for the benefit of ZS Pharma any moral rights (defined as either any right to claim authorship of a work or any right to object to any distortion or other modification of a work, or any similar right existing under the law of any country in the world or under any international agreement) in any work of authorship.

(3) Employee shall assist ZS Pharma in the preparation of and shall execute and deliver all disclosures, applications for patents or reissue of patents, rights of priority, assignments, and other documents, give all testimony, and in general undertake all lawful and reasonable actions requested by ZS Pharma to obtain, maintain, and enforce United States and foreign patents and to obtain, maintain, and enforce on behalf of ZS Pharma or its designee legal title and all rights in and to all Intellectual Property referred to in the preceding provisions of this Section 5(c).

(4) Employee shall prepare and maintain adequate and current written records of all Intellectual Property within the scope of Sections 5(c)(1) through 5(c)(3) in the form of notes, sketches, drawings, memoranda, or reports, all of which shall be promptly submitted by Employee to ZS Pharma and shall be owned exclusively by ZS Pharma.

(5) Employee shall perform Employee’s obligations under this Section 5(c) at ZS Pharma’s expense, without any additional compensation other than that which Employee receives by reason of Employee’s employment with ZS Pharma, or pursuant to a separate agreement between ZS Pharma and Employee, if any, of ZS Pharma that may be in effect from time to time.

(6) If ZS Pharma or its designee is unable for any reason whatsoever to obtain Employee’s signature to any documents that Employee is required or may be required by ZS Pharma to sign pursuant to this Section 5(c), Employee hereby irrevocably designates and appoints ZS Pharma as Employee’s agent and attorney-in-fact and hereby grants to ZS Pharma a power of attorney (in each case with full power of substitution) to act for and on behalf of Employee and in Employee’s stead to execute, deliver, and file all such documents (including, without limitation, all applications for United States and foreign patents or for the reissue of such patents) and to do all other lawful acts that Employee is required or may be required by ZS Pharma to do pursuant to this Section 5(c).

(d) ZS Pharma shall be entitled to all lawful remedies available to it for the enforcement of the covenants contained in this Section 5 and such provisions may be enforced by an action, suit or proceeding (a “Proceeding”) in any court of competent jurisdiction. In addition, Employee acknowledges and agrees that the provisions of Section 5 shall constitute separate covenants which shall be enforceable during and after the time Employee is employed by ZS Pharma. Without limiting the generality of the foregoing, each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other party hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which a party hereto may be entitled hereunder or at law or equity.

(e) The covenants contained in Section 5 will be construed as independent of any other provisions of this Agreement, and the existence of any claim or cause of action of the Employee against ZS Pharma or any officer, manager or equity owner of ZS Pharma, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ZS Pharma of the covenants of Employee contained in this Section 5.

6. Code Section 409A. Despite any other provisions of the Agreement to the contrary, any Deferred Compensation payments otherwise due under this Agreement will be paid in accordance with this Section.

(a) Post-Termination Payment Suspension. If as of the date his or her employment terminates, Employee is a “key employee” within the meaning of Code Section 416(i), without regard to paragraph 416(i)(5), and ZS Pharma has stock that is publicly traded on an established securities market or otherwise, any Deferred Compensation payments otherwise payable because of employment termination will be suspended until the first day of the seventh month following the month in which the Employee’s last day of employment occurs, and the Deferred Compensation payments in the seventh month will include all previously suspended amounts.

(b) Interpretation. This Agreement shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Agreement would subject Employee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy or be excluded from coverage by, the applicable Code Section 409A standards.

(c) Reimbursement. To the extent any payment hereunder is deemed a reimbursement that is subject to Code Section 409A, (i) in no event shall any reimbursement payment be made later than the close of the taxable year following the taxable year in which the reimbursable expense (or similar charge) was incurred, and (ii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

7. Obligation To Remain an Employee. In the event any other corporation, person or group of persons acting in concert begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps known to Employee to effect a Liquidity Event, Employee agrees to remain an employee of ZS Pharma and to devote his or her best efforts to render full-time services to ZS Pharma commensurate with Employee’s position, until the earliest of the following: (a) such other corporation, person or group has abandoned or terminated efforts to effect a Liquidity Event; (b) a Liquidity Event has occurred; or (c) this Agreement has been terminated.

8. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:

If to ZS Pharma:

ZS Pharma, Inc.

508 Wrangler Drive

Suite 100

Coppell, Texas 75019

Attn.: Corporate Secretary

If to Employee:

To the address set forth on the last page of this Agreement.

Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.

9. Successors; Binding Agreement.

(a) ZS Pharma will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ZS Pharma expressly to assume and agree to perform this Agreement in the same manner and to the same extent that ZS Pharma would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Legal Actions.

(a) This Agreement shall be governed by the laws of the State of Texas excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Any legal action seeking to enforce the terms of this Agreement, or based on any right arising out of this Agreement must be brought in the appropriate court located in Tarrant County, Texas, or if jurisdiction will so permit, in the Federal District Court for the Northern District of Texas. ZS Pharma and Employee hereby consent to the jurisdiction over each of them by such courts and waive all objections based on venue or inconvenient forum.

(c) In the event any legal action is brought at any time to resolve a dispute under or in connection with this Agreement, ZS Pharma shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, incurred by Employee in connection with such action. ZS Pharma shall make those reimbursement payments to Employee within thirty (30) days after receiving Employee’s statement for such fees and expenses, along with reasonable supporting documentation. In the event, however, that ZS Pharma is the prevailing party in the action under circumstances that permit the court to award attorney’s fees to ZS Pharma, Employee shall reimburse ZS Pharma for all sums advanced to Employee pursuant to this Section.

11. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

(c) In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

12. Effective Date and Expiration. This Agreement becomes effective as of the Effective Date and will expire immediately following the date on which Employee’s employment with ZS Pharma is terminated by ZS Pharma, by Employee, or by reason of Employee’s death or Disability. Expiration of this Agreement shall not reduce or eliminate the rights and duties that Employee and ZS Pharma have accrued before expiration.

13. Definitions. The following definitions shall be applicable to and govern the interpretation of this Agreement:

(a) “Affiliate” means any entity that is a member, along with ZS Pharma, Inc., of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).

(b) “ZS Pharma” means ZS Pharma, Inc., an Affiliate, and any successor to the business or assets of ZS Pharma, Inc. that executes and delivers the agreement provided for in Section 9(a) of this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.

(c) “Board of Directors” means the Board of Directors of ZS Pharma.

(d) “Cause” means, with respect to termination of Employee’s employment by ZS Pharma, one or more of the following occurrences, as determined by the Board of Directors: (i) Employee’s willful and continued failure to perform substantially the duties of Employee’s position or to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after ZS Pharma delivers to Employee a written notice identifying such failure; (ii) Employee’s conviction of a felony or of another crime that reflects adversely on ZS Pharma; (iii) Employee’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to ZS Pharma, or any misconduct that involves moral turpitude; (iv) Employee’s material breach of his or her obligations under this Agreement or under the Employee Nondisclosure and Noncompete Agreement between Employee and ZS Pharma; (v) alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of Employee to perform his or her duties to ZS Pharma; (vi) failure to comply with ZS Pharma’s policies in any material respect, including those regarding harassment or discrimination in employment; or (vii) excessive absenteeism, willful or persistent neglect of, or abandonment of Employee’s duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability), which has not been cured after reasonable notice from ZS Pharma. For any of the stated occurrences to constitute “Cause” under this Agreement, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board of Directors, after giving reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board of Directors.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Confidential Information” means any and all financial, commercial, business, technical, engineering, or other information in written, oral, visual, or electronic form concerning the business and affairs of ZS Pharma and its affiliates, agents, and employees, including without limitation (i) information derived from reports, investigations, experiments, research, and work in progress, (ii) drawings, designs, plans, and proposals, (iii) manufacturing methods, (iv) proprietary computer programs and codes, (v) marketing and sales data, plans, and proposals, (vi) customer, distributor, licensee, and supplier lists and any other information about ZS Pharma’s relationships with others, (vii) historical financial information and financial projections, and (viii) all other concepts, ideas, materials, and information prepared or provided by or for ZS Pharma. The term “Confidential Information” does not include information that: (a) was or is made available to Employee without restriction by a third party who has the right to disclose such information to Employee; (b) was known to or independently developed by Employee prior to beginning employment by ZS Pharma, as evidenced by corroborating, dated written documentation created prior to beginning employment by ZS Pharma; or (c) becomes public through no breach of this Agreement by Employee. In any action, suite, or other legal or administrative proceeding involving an alleged breach of this Agreement, Employee will bear the burden of proving that the relevant information falls within one of these excluded categories.

(g) “Deemed Liquidation Event” means either of the following events unless the holders of a majority of the outstanding shares of ZS Pharma Preferred Stock, including the consent of the holders of 66 2/3% of the then outstanding shares of ZS Pharma Series C Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice sent to ZS Pharma at least five (5) business days prior to the effective date of any such event:

(1) a merger or consolidation in which ZS Pharma is a constituent party, or in which a subsidiary of ZS Pharma is a constituent party and ZS Pharma issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving ZS Pharma or a subsidiary in which the shares of capital stock of ZS Pharma outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that all shares of ZS Pharma Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged), or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by ZS Pharma or any subsidiary of ZS Pharma or all or substantially all of the assets of ZS Pharma and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of ZS Pharma if substantially all of the assets of ZS Pharma and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of ZS Pharma.

(h) “Deferred Compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.

(i) “Disability” or “Disabled” means, with respect to Employee, when Employee is unable to perform the essential functions of his or her job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act, as determined by the Board in its good faith judgment for (i) a period of 120 consecutive days or (ii) shorter periods aggregating 150 days during any 12-month period.

(j) “Effective Date” means                     .

(k) “Good Reason” means, with respect to the termination of employment by Employee, one or more of the following occurrences: (i) a material adverse change in the nature or scope of Employee’s responsibilities; (ii) a reduction in Employee’s salary rate or target bonus; (iii) a reduction of ten percent (10%) or more in the aggregate benefits provided to Employee and his or her dependents under ZS Pharma’s employee benefit plans; or (iv) failure by ZS Pharma to obtain the assumption agreement from any successor as contemplated in Section 9(a).

(l) “Liquidity Event” means either a Deemed Liquidation Event or a Qualified IPO.

(m) “Notice of Termination” means a written notice, from the party initiating Employee’s employment termination to the other party, specifying whether the termination is covered by the provisions of Section 4(a) or (b) and the facts and circumstances claimed to provide the basis for termination.

(n) “Option Agreement” means any agreement or other instrument evidencing a grant or award of stock options under the Stock Option Plan.

(o) “Qualified IPO” means the closing of the sale of shares of ZS Pharma Common Stock to the public at a price of at least $13 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the ZS Pharma Common Stock), in a firm-commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 Million of gross proceeds to ZS Pharma.

(p) “Stock Option Plan” means the ZS Pharma, Inc. 2008 Stock Incentive Plan, as amended.

(q) “Termination Date” means the date on which Employee’s employment with ZS Pharma is terminated (i) pursuant to Employee’s Notice of Termination to ZS Pharma, ZS Pharma’s Notice of Termination to Employee, or (ii) by reason of Employee’s death.

ZS Pharma, by its duly authorized officers, and Employee have caused to be executed and executed, respectively, this Agreement as of the Effective Date.

ZS Pharma, Inc.	EMPLOYEE

By:
Name:	Name:
Title:	Address:

EXHIBIT A

Employee Third Party Confidentiality Agreements

Exhibit A